As filed with the Securities and Exchange Commission on August 16, 2012	Registration No. (____)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Icarus Wind Energy, Inc.
(Exact Name of Registrant as specified in its charter)

Nevada	3433	27-2181718
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Icarus Wind Energy, Inc.
110 Greene Street, Suite 403
New York, New York 10012
Tel: (315) 207-3222
Facsimile: (917) 210-2846

 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Mohit Bhansali
President and Chief Executive Officer
Icarus Wind Energy, Inc.
110 Greene Street, Suite 403
New York, New York 10012
Tel: (315) 207-3222
Facsimile: (917) 210-2846

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):
Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, par value $0.0001 per share	9,441,955	$0.10 (3)	$944,195.50	$108.20
Total	9,441,955		$944,195.50	$108.20

(1)
Pursuant to Rule 416 under the Securities Act, the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of anti-dilution provisions, stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.
(3)	Based on the sales price paid by certain selling stockholders in our most recent private placement on May 29, 2012.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 16, 2012

PRELIMINARY PROSPECTUS

9,441,955 Shares

Icarus Wind Energy, Inc.

Common Stock

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 9,441,955 shares of our common stock.  All of these shares of our common stock are being offered for resale by the selling stockholders.

The selling stockholders may sell some or all of their shares at a fixed price of $0.10 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. We will not receive any proceeds from the sale of these shares by the selling stockholders.  We will bear all costs relating to the registration of these shares of our common stock.

Our common stock is not currently listed for trading on any exchange.  It is our intention to seek quotation on the OTC Bulletin Board but an application to trade our common stock has not been filed by a market maker on our behalf as of the date of this prospectus.  There can be no assurances that our common stock will be approved for trading on the OTC Bulletin Board, or any other trading exchange.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 2 of this prospectus before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2012

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS	2
RISK FACTORS	2
USE OF PROCEEDS	8
MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	8
DIVIDEND POLICY	8
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	9
BUSINESS	14
MANAGEMENT	17
EXECUTIVE COMPENSATION	18
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	18
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	19
SELLING STOCKHOLDERS	20
DESCRIPTION OF SECURITIES	21
PLAN OF DISTRIBUTION	22
LEGAL MATTERS	23
EXPERTS	24
WHERE YOU CAN FIND ADDITIONAL INFORMATION	24
INDEX TO FINANCIAL STATEMENTS	F-1

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless the context provides otherwise, the terms “the Company,” “we,” “us,” and “our” refer to Icarus Wind Energy, Inc.

Overview and Corporate History

Icarus Wind Energy, Inc. is a development stage company incorporated in the state of Nevada on January 18, 2008 for the purpose of designing, developing, and marketing small wind turbine systems and related equipment for electrical power generation.  As of the date of this prospectus, our operations have principally involved the purchase of one residential power plan solar customer agreement for the design, permitting, construction, installation, testing and activation of a solar photovoltaic system pursuant to which we assumed the seller’s obligations to maintain and repair the solar facility.  In the future, however, we plan to focus the majority of our resources on the wind turbine industry.  We have entered into informal non-binding confidential discussions with several companies concerning the possible acquisition of wind turbine technologies, specifically for use in residential, small business, rural electric utility systems, other rural locations, and other infrastructure applications.  However, there presently exist no agreements or understandings as to any such opportunities.  We have not generated any revenue to date.

On July 19, 2012, we  filed amended and restated articles of incorporation in order to, among other things, change our authorized shares of capital stock to 200,000,000 shares of common stock and 50,000,000 shares of preferred stock from 75,000,000 total authorized shares of capital stock, change the par value of our common and preferred stock to $0.0001 per share from $0.001 per share, allow for the indemnification of our directors, officers, employees or agents to the fullest extent permitted by the Nevada Revised Statutes, eliminate the individual liability of our directors and officers to the fullest extent permitted by the Nevada Revised Statutes and provide for our board of directors to issue series and classes of preferred stock with different features.

The Offering

Common stock offered by selling stockholders	This prospectus relates to the sale by certain selling stockholders of 9,441,955 shares of our common stock sold to investors in private placement transactions in 2010, 2011 and 2012

Offering price	$0.10 per share until a market develops and thereafter at market prices or privately negotiated prices

Common stock outstanding before and after the offering	10,442,155 shares (1)

Use of proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders

Market for the common stock
There is no market for our securities. Our common stock is not currently listed for trading on any exchange. It is our intention to seek quotation on the OTC Bulletin Board but an application to trade our common stock has not been filed by a market maker on our behalf as of the date of this prospectus. There can be no assurances that our common stock will be approved for trading on the OTC Bulletin Board, or any other trading exchange.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Therefore, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Risk Factors
You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 2 of this prospectus before deciding whether or not to invest in our common stock.

___________________________
(1)
Represents the number of shares of our common stock outstanding as of August 10, 2012.  Does not include an aggregate of 84,363,049 shares of common stock held by Mohit Bhansali, our sole officer and director, that have not vested.  Mr. Bhansali is entitled to exercise voting rights with respect to the unvested shares.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information. Although we believe that such sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified such information.

RISK FACTORS

Risks Relating to our Business

We are a development stage company, have only lost money, and may never be able to implement our business plan or achieve any revenues or profitability. Therefore, at this stage of our business, potential investors have a high probability of losing their entire investment.

We were established on January 18, 2008 and have a limited operating history.  We are in the development stage and are subject to all of the risks inherent in the establishment of a new business enterprise.  We have had no revenue to date and have incurred losses of $383 and $0 for the years ended December 31, 2011 and 2010, respectively, and losses of  $2,609, $0, $2,810, $0,  and $3,193 for the three and six month periods ended June 30, 2012 and 2011 and for the period January 18, 2008 (date of inception) through June 30, 2012, respectively.  We have no significant assets or financial resources.

As a development stage company, we are a highly speculative venture involving significant financial risk. It is uncertain as to when we will become profitable, if ever.  While we have entered into informal non-binding confidential discussions with several companies concerning the possible acquisition of wind turbine technology, specifically for use in residential, small business, rural electric utility systems, other rural locations, and other infrastructure applications, there presently exist no agreements or understandings as to any such opportunities, and there is nothing at this time on which to base an assumption that we will be able to consummate such acquisitions or that such acquisitions, once consummated, will prove to be successful or that we will ever be able to generate revenues or operate profitably.  The revenue and profitability of our proposed business and operations is unproven as the lack of operating history makes it difficult to evaluate the future prospects of our business.

Our independent registered public accounting firm has issued an unqualified opinion on our financial statements with a “going concern” paragraph.

Our independent registered public accounting firm’s opinion on our financial statements has a “going concern” explanatory paragraph. Such opinion may make parties reluctant to extend trade credit to us and thereby make it more difficult for us to conduct our business. In addition, such an opinion from the independent registered public accounting firm may also make third parties reluctant to do business with us or to invest funds in our company, thereby raising difficulties for us in the conduct of our business.

We will likely require additional resources to fully implement our business plan and may be forced to curtail or cease operations if we are not able to obtain additional financing in the future.

We have entered into informal non-binding confidential discussions with several companies concerning the possible acquisition of wind turbine technologies.  However, there presently exist no agreements or understandings as to any such opportunities.  We will require additional resources in order to consummate these acquisitions and implement our business plan.  Additional financing may take the form of equity or debt financings depending upon prevailing market conditions. These financings may not be available or, if available, may be on terms that are not favorable to us and could result in dilution to our stockholders and reduction of the market value of our common stock. If we obtain debt financing, we may be required to pledge accounts receivables, inventories, equipment, patents or other assets as collateral, which would be subject to seizure by our creditors if we were to default under the debt agreements, we could be required to comply with financial and other covenants that could limit our flexibility in conducting our business and put us at a disadvantage compared to our competitors, and we would be required to use our available cash to pay debt service. Since the terms and availability of any financing depends to a large degree upon general economic conditions and third parties over which we have no control, we can give no assurance that we will obtain the needed financing or that we will obtain such financing on attractive terms. In addition, our ability to obtain financing depends on a number of other factors, many of which are also beyond our control, such as interest rates and national and local business conditions. If the cost of obtaining needed financing is too high or the terms of such financing are otherwise unacceptable in relation to the strategic opportunity we are presented with, we may decide to forego that opportunity. If adequate capital is not available to us, we would likely be required to significantly curtail or possibly even cease our operations.

We are heavily dependent upon our sole officer and director.  The loss of Mr. Bhansali, upon whose knowledge, leadership and technical expertise we rely, would harm our ability to execute our business plan.

We are dependent on the continued contributions of Mr. Bhansali, whose knowledge and leadership would be difficult to replace. If we were to lose his services, or if he were not available to us when we needed him, our ability to execute our business plan would be harmed and we may be forced to cease operations until such time as we could hire a suitable replacement.

Our sole officer and director may have conflicts of interest and only devote a portion of his business time to us which could materially and adversely affect us and our business.

Mr. Bhansali is not required to work exclusively for us and does not devote all of his time to our operations. Presently, Mr. Bhansali allocates only a portion of his time to the operation of our business. As Mr. Bhansali is currently employed elsewhere in addition to serving as our sole officer and director, he is able to commit to us only up to ten hours a week. Therefore, it is possible that his pursuit of other activities may slow our operations and accordingly reduce our financial results.  Mr. Bhansali also serves as the sole officer and director of Solid Solar Energy, Inc., a renewable energy company.  It is possible that a conflict of interest with regard to Mr. Bhansali may arise based on his employment with Solid Solar Energy, Inc. or other companies.

We may not be able to effectively control and manage our growth.

Our strategy envisions a period of potentially rapid growth. We currently maintain nominal administrative and personnel capacity due to the nature of our business, and our expected growth may impose a significant burden on our future planned administrative and operational resources. The growth of our business may require significant investments of capital and increased demands on our management, workforce and facilities. We will be required to substantially expand our administrative and operational resources and attract, train, manage and retain qualified management and other personnel. Failure to do so or satisfy such increased demands would interrupt or have a material adverse effect on our business and results of operations.

If our residential solar project or any of our future wind turbine products are found to cause injury, have defects, or fail to meet industry standards, we will incur substantial litigation, judgment, product liability, and product recall costs, which could cause our business to fail.

It is not likely but possible that users of our residential solar project could be electrocuted, burned or otherwise injured or even killed by products used in the solar project, whether by product malfunctions, defects, improper installation, vandalism, misuse by the customer or other causes.  As we are responsible for the maintenance of this solar project, we may face an inherent risk of exposure to product liability claims or class action suits in the event that the solar power project results in injury or damage, whether we are at fault or not.  Further, we may be subject to liability for any accidents or injury that may occur in connection with the use of any future wind turbine products or due to claims of defective design, integrity or durability of the products.  We plan to purchase general liability insurance and product liability insurance, but do not have either form of insurance at this time, so may not have adequate resources in the event of a successful claim against us.  The successful assertion of claims against us could result in material reputational and/or monetary damages and, if our insurance protection is inadequate, could require us to make significant payments.

Our residential solar project may require us to place independent contractors and technicians on our customer’s property, which could give rise to claims against us.

If we are unsuccessful in adequately maintaining our residential solar project, we could damage or cause a material adverse change to the customer’s premises or property, which could give rise to claims against us. Any such claims could be material in dollar amount and/or could significantly damage our reputation. In addition, we are exposed to various risks and liabilities associated with placing independent contractors and technicians in the workplaces of others, including possible claims of errors and omissions based on the alleged actions of such personnel, including harassment, theft of client property, criminal activity and other claims.

If small wind energy technology does not gain broad commercial acceptance, our business plans will be materially harmed and we may need to curtail or cease operations.

Small wind energy technology is at an early stage of market acceptance, and the extent to which small wind energy power generation will be commercially viable is uncertain. Many factors may affect the commercial acceptance of small wind energy technology, including the following:

•	performance, reliability and cost-effectiveness of wind energy technology compared to conventional and other renewable energy sources and products;
•	developments relating to other alternative energy generation technologies;
•
fluctuations in economic and market conditions that affect the cost or viability of conventional and alternative energy sources, such as increases or decreases in the prices of oil and other fossil fuels;

•	overall growth in the alternative energy equipment market;
•	availability and terms of government subsidies and incentives to support the development of alternative energy sources, including small wind energy;
•	fluctuations in capital expenditures by utilities and independent power producers, which tend to decrease when the economy slows and interest rates increase; and
•	the development of new and profitable applications requiring the type of remote electric power provided by small wind energy systems.

If we are unable to succeed in marketing, making sales and building a customer base to support our future wind energy operations, we will be unable to achieve profitable operations and our business may fail.

If we are unable to succeed in establishing, training and expanding a distribution network domestically and internationally, partnering with renewable energy consultants, making sales, and expanding our customer base to support our business operations, there will likely be a material adverse effect on our business, including our operating results, financial condition and cash flow.

A drop in the retail price of conventional energy or non-wind alternative energy sources may negatively impact our ability to become profitable.

We believe that a customer’s decision to purchase or install wind power capabilities is primarily driven by the cost of electricity from other sources and their anticipated return on investment resulting from purchase of a solar power system. Fluctuations in economic and market conditions that impact the prices of conventional and non-wind alternative energy sources, such as decreases in the prices of oil and other fossil fuels, could cause the demand for wind power systems to decline, which would have a negative impact on our ability to become profitable.

Existing regulations, and changes to such regulations, may present technical, regulatory and economic barriers to the purchase and use of wind power products, which may significantly reduce demand for our future products.

Installations of wind power systems are subject to oversight and regulation in accordance with national and local ordinances, building and electrical codes, zoning, environmental protection regulation, utility interconnection requirements for metering and other rules and regulations. If we fail to observe these shifting requirements on a national, state, or local level, in providing our products and services, we may incur claims and/or reputational damage. Changes in utility electric rates or net metering policies could also have a negative effect on our business. Government regulations or utility policies pertaining to wind power systems are unpredictable, may limit our ability to charge market rates and may result in significant additional expenses or delays and, as a result, could cause a significant reduction in our revenues and/or demand for wind energy systems and our services.

If a reduction or elimination of government and economic incentives occurs, our revenue may decline and our business may fail.

Today, the cost of solar, wind, and other eco-friendly power exceeds retail electric rates in many locations. As a result, federal, state and local government bodies in many countries, most notably Germany, Japan, Spain, Italy, Portugal, France, South Korea and the United States, have provided incentives in the form of feed-in tariffs, rebates, tax credits and other incentives to end users, distributors, system integrators and manufacturers of alternative power products to promote the use of alternative energy in on-grid applications and to reduce dependency on other forms of energy. In the United States there is a 30% federal tax credit for purchases of wind turbines which would likely have a material positive effect on our sales.  This tax credit lowers the price for alternative power products for end users, which in turn makes our products a more attractive alternative to utility costs.  This federal tax credit is set to expire if not renewed on December 31, 2016. Moreover, some states have varying programs that assist the alternative energy industry for end users.  Some states provide rebates, others provide tax credits and some provide production credits.  We have not researched the extent of these incentives on a state by state basis, nor have we researched the incentives that exist in other countries. However, the domestic and the other local and foreign government economic incentives that exist could be reduced or eliminated altogether. Reductions in, or eliminations or expirations of, governmental incentives could result in lower revenues and greater expenses for our businesses, which could have a material adverse effect on our business, including our operating results, financial condition and cash flow.

If technological changes in the power industry render our products uncompetitive or obsolete, our market share may decline and cause our business to fail.

The alternative power market is characterized by continually changing technology requiring improved features, such as higher quality, increased efficiency, higher power output and lower price. Once we acquire any wind power technology, any failure to further refine the technology and develop and introduce new power products could cause our products to become uncompetitive or obsolete, which could reduce our market share and cause our revenues to decline. The alternative power industry is rapidly evolving and competitive. We will need to invest significant financial resources in research and development to keep pace with technological advances in the alternative power industry and to effectively compete in the future. A variety of competing technologies are under development by other companies that could result in lower manufacturing costs or higher product performance than those expected for our products. While we intend to continually improve our products, our development efforts may be rendered obsolete by the technological advances of others, and other technologies may prove more advantageous for the commercialization of alternative power products.  Should this occur, it could have a material adverse effect on our business, including our operating results, financial condition and cash flow.

Once we acquire wind power technology, if we fail to respond to changes in customer preferences in a timely manner, our sales may be adversely affected, and our business may fail.

The small wind power industry is highly competitive, and our competitors will likely be attempting to gain competitive advantages as well.  Our financial performance will depend on our ability to identify, originate and define industry trends, as well as to anticipate, gauge and react to changing customer preferences in a timely manner. If we misjudge the demands of the small wind power market, it could have a material adverse effect on our business, including our operating results, financial condition and cash flow.

The complexity of our future wind energy products may lead to errors, defects, and bugs, which could subject us to significant costs or damages and adversely affect market acceptance of our products, and our business may fail.

Our future wind energy products may contain undetected errors, weaknesses, defects or bugs as is or as new models are released. If our future products contain production defects, reliability, quality or compatibility problems that are significant to our customers, our reputation may be damaged and customers may be reluctant to continue to buy our products, which could adversely affect our ability to retain and attract new customers. In addition, these defects or bugs could interrupt or delay sales of affected products, which could have a material adverse effect on our business, including our operating results, financial condition and cash flow.

We may be required to make significant expenditures of capital and other resources to resolve the problems. This could result in significant additional development costs and the diversion of technical and other resources from our other development efforts. We could also incur significant costs to repair or replace defective products. These costs or damages could have a material adverse effect on our business, including our operating results, financial condition and cash flow.

Because we expect to be dependent on third parties, should those services be interrupted or become more costly, we may experience a material adverse effect on the acceptance of our brand and our business may fail.

Once we commence our production of wind energy products, we expect that we will be dependent on third parties, especially distributors and installers.  There is risk of change in the relationships we expect to have with distributors and installers. We may face potential losses if any of the services provided by these third parties are interrupted or become more costly, which could have a material adverse effect on our business, including our operating results, financial condition and cash flow.

If any of the products we expect to sell infringe on the intellectual property rights of others, we may find ourselves involved in costly litigation, which could cause our business to fail.

We cannot be certain that the products we will manufacture or distribute in the future will not infringe on issued patents, trademarks and/or copyright rights of others. We may be subject to legal proceedings and claims from time to time in our ordinary course of business arising out of intellectual property rights of others. These legal proceedings can be very costly, and could have a material adverse effect on our business, including our operating results, financial condition and cash flow.

If we are not granted full protection for property rights over our name and trademark, we may have difficulty safeguarding our name or the public’s identification of our brand resulting in a potential loss of any competitive advantage.

Our future success will depend, in part, on our ability to obtain and enforce intellectual property rights over any products we may design and over our name and trademark in both the United States and other countries. We do not have any trademark applications pending and we have not obtained any trademark or trade name registrations.  There can be no assurance that the steps we intend to take to protect our rights will be adequate, that we will be able to secure protections or registrations for our rights or marks in the United States or in foreign countries or that third parties will not infringe upon our territorial rights or misappropriate our technology, designs, copyrights, trademarks, service marks, domain name and similar proprietary rights. In addition, effective intellectual property protection may be unenforceable or limited in certain foreign countries. It is possible that our competitors or others will adopt product or service names similar to ours, thereby impeding our ability to build brand identity which could possibly lead to customer confusion. Our inability to protect our intellectual property adequately could have a material adverse effect on the acceptance of our brand and on our business, financial condition and operating results. In the future, litigation may be necessary to enforce and protect our territorial distribution rights, our trade secrets, copyrights and other intellectual property rights. Litigation would divert management resources and be expensive and may not effectively protect our intellectual property. We may be subject to litigation for claims of infringement of the rights of others or to determine the scope and validity of the territorial and/or intellectual property rights of others. If other parties file applications for marks used or registered by us, we may have to oppose those applications and participate in administrative proceedings to determine priority of rights to the mark, which could result in substantial costs to us due to the diversion of management’s attention and the expense of such litigation, even if the eventual outcome is favorable to us. Adverse determinations in such litigation could result in the loss of certain of our proprietary intellectual property.

Risks Relating to Our Organization

Our articles of incorporation authorize our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

Your ability to influence corporate decisions may be limited because Mohit Bhansali, our sole officer and director, owns a controlling percentage of our common stock.

Mr. Bhansali, our sole officer and director, beneficially owns approximately 90% of our outstanding common stock. As a result of this stock ownership, Mr. Bhansali can control all matters submitted to our stockholders for approval, including the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire. In addition, as the interests of Mr. Bhansali and our minority stockholders may not always be the same, this large concentration of voting power may lead to stockholder votes that are inconsistent with the best interests of our minority stockholders or the best interest of us as a whole.

We are subject to the reporting requirements of federal securities laws, which can be expensive and may divert resources from other projects, thus impairing our ability grow.

We are subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended, including the requirements of Section 404 of the Sarbanes-Oxley Act. Section 404 requires us to conduct an annual management assessment of the effectiveness of our internal controls over financial reporting. These reporting and other obligations place significant demands on our financial resources.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act.  We will need to hire additional financial reporting, internal controls and other finance personnel in order to develop and implement appropriate internal controls and reporting procedures.  If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, then we may not be able to obtain the independent accountant certifications required by such act, which may preclude us from keeping our filings with the Securities and Exchange Commission (the “SEC”) current and interfere with the ability of investors to trade our securities and for our shares to be quoted on the OTC Bulletin Board or to list on any national securities exchange.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud.  Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud.  If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed.  As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital.  We have not performed an in-depth analysis to determine if historical un-discovered failures of internal controls exist, and may in the future discover areas of our internal control that need improvement.

 Our management’s relative lack of public company experience could put us at greater risk of incurring fines or regulatory actions for failure to comply with federal securities laws and could put us at a competitive disadvantage.

Mr. Bhansali, our sole officer and director, has no experience in managing and operating a public company.  Any failure to comply or adequately comply with federal securities laws, rules or regulations could subject us to fines or regulatory actions, which may materially adversely affect our business, prospects, results of operations and financial condition.  As a result of Mr. Bhansali’s minimal public company experience, we may have to spend more time and money to comply with legally mandated corporate governance policies than our competitors whose management teams have public company experience.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and new rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies.  As a public company, we expect these new rules and regulations to increase our compliance costs in 2012 and beyond and to make certain activities more time consuming and costly.  As a public company, we also expect that these new rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.  As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares offered by them under this prospectus. We will not receive any proceeds from the sale of the shares by the selling stockholders covered by this prospectus.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

There is currently no public or other market for our common stock, and we cannot guarantee that any such market will develop in the foreseeable future.  It is our intention to seek quotation on the OTC Bulletin Board but an application to trade our common stock has not been filed by a market maker on our behalf as of the date of this prospectus.  There can be no assurances that our common stock will be approved for trading on the OTC Bulletin Board, or any other trading exchange.  As of August 10, 2012, there were 10,442,155 shares of our common stock issued and outstanding, not including 84,363,049 shares of common stock held by our sole officer and director that have not yet vested.  Our shares are held by 15 shareholders of record.

DIVIDEND POLICY

We have not declared nor paid any cash dividend on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors considers significant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

The Company was incorporated in the state of Nevada on January 18, 2008.  It is a development stage company in accordance with the Financial Accounting Standards Board’s (“FASB”) ASC 915 Financial Reporting for Development Stage Entities.   The Company was formed to provide residential users access to affordable renewable energy.  The Company installs and maintains solar energy panel systems on residential housing units at no cost to the end user.  Revenue is derived from renewable energy credits/certificates and billing of solar converted electricity.  In the future, the Company plans to focus the majority of its resources on the wind turbine industry.  It has entered into informal non-binding confidential discussions with several companies concerning the possible acquisition of wind turbine technology, specifically for use in residential, small business, rural electric utility systems, other rural locations, and other infrastructure applications.  However, there presently exist no agreements or understandings as to any such opportunities.

Recent Developments

On July 19, 2012, the Company filed amended and restated articles of incorporation in order to, among other things, change its authorized shares of capital stock to 200,000,000 shares of common stock and 50,000,000 shares of preferred stock from 75,000,000 total authorized shares of capital stock and change the par value of its common and preferred stock to $0.0001 per share from $0.001 per share.

On April 13, 2010 the Company issued an aggregate of 9,245,455 shares of common stock to founders in exchange for total cash in the amount of $10,220.  9,200,000 shares of common stock were sold at the purchase price of $0.0011 per share and 45,455 shares of common stock were sold at the purchase price of $0.0022.

On April 21, 2010, the Company sold 10,000 shares of common stock to investors at the purchase price of $0.05 per share for total proceeds of $500.

Throughout 2011, the Company sold 63,000 shares of common stock to investors at the purchase price of $0.05 per share for total proceeds of $3,150.

On May 29, 2012, the Company sold 110,000 shares of common stock to investors at the purchase price of $0.05 per share for total proceeds of $5,500 and 13,500 shares of common stock to investors at the purchase price of $0.10 per share for total proceeds of $1,350.

On June 4, 2012, the Company issued an aggregate of 14,162,933 shares of common stock to Mohit Bhansali, the Company’s sole officer and director.  100 shares vested immediately on the date of grant, 4,720,944 shall vest on the first anniversary of the date of grant, 4,720,945 shall vest on the second anniversary of the date of grant and 4,720,945 shall vest on the third anniversary of the date of grant.

On July 20, 2012, the Company issued an aggregate of 70,200,316 shares to Mr. Bhansali.  100 shares vested immediately on the date of grant and 23,400,072 shares shall vest on the first anniversary of the date of grant, 23,400,072 shares shall vest on the second anniversary of the date of grant and 23,400,072 shares shall vest on the third anniversary of the date of grant.

On July 20, 2012, Mr. Bhansali purchased 1,000,000 shares of common stock at the purchase price of $0.0001 per share.

There are no warrants or options outstanding to acquire any additional shares of common stock of the Company.

In December 2011, the Company purchased a residential power plan solar customer agreement for the design, permitting, construction, installation, testing and activation of a solar photovoltaic system pursuant to which the Company assumed the seller’s obligations to maintain and repair the solar facility.  The Company paid the seller of the customer agreement $10,000 upon signing of the agreement and agreed to pay the seller an additional $15,000 upon receipt of a federal tax credit issued in connection with the photovoltaic system.

Significant Accounting Policies

Use of Estimates

The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Financial Instruments

The Company’s balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

Cash

The Company considers all highly liquid investments with an original maturity of three months or less at the date of acquisition to be cash equivalents.  There were no cash equivalents at December 31, 2011 and 2010.

Long-lived Assets

Property and equipment is stated at cost.  Depreciation is computed by the straight-line method over estimated useful lives (five years).   The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or the unamortized balance is warranted. Based upon its most recent analysis, the Company believes that no impairment of property and equipment existed at December 31, 2011.

Long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable.  When required impairment losses on assets to be held and used are recognized based on the fair value of the asset.  The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required.  If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset.  When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets.  We did not recognize any impairment losses for any periods presented.

Revenue Recognition

The Company recognizes revenue when it is realized or realizable and estimable in accordance with ASC 605, “Revenue Recognition”.  There was no revenue for the years ended December 31, 2011 and 2010 or for the three and six months ended June 30, 2012.

Research and Development

The Company expenses research and development costs when incurred.  Research and development costs include designing, prototyping and testing of product.  Indirect costs related to research and developments are allocated based on percentage usage to the research and development.  The Company spent $0 in research and development costs for the period January 18, 2008 (date of inception) through December 31, 2011 and $0 for the six months ended June 30, 2012.

Share-Based Compensation

Share-based payments to employees, including grants of employee stock options are recognized as compensation expense in the financial statements based on their fair values, in accordance with FASB ASC 718. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). The Company had no common stock options or common stock equivalents granted or outstanding for all periods presented. The company may issue shares as compensation in the future periods for employee services.

The Company may issue restricted stock to consultants for various services.  Cost for these transactions will be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of the common stock is to be measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty's performance is complete.

Deferred Income Taxes and Valuation Allowance

The Company accounts for income taxes under FASB ASC 740 “Income Taxes.”  Under the asset and liability method of FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax basis.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Net Income (Loss) per Common Share

Net income (loss) per share is calculated in accordance with FASB ASC 260, “Earnings per Share.”  The weighted-average number of common shares outstanding during each period is used to compute basic earning or loss per share.  Diluted earnings or loss per share is computed using the weighted average number of shares and diluted potential common shares outstanding.  Dilutive potential common shares are additional common shares assumed to be exercised.

Property and Equipment

Property consists of equipment purchased for the production of revenues.  Assets are depreciated over their useful lives when placed in service.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that are adopted by the Company as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations upon adoption.

Results of Operations

For the years ended December 31, 2011 and 2010, the three and six months ended June 30, 2012 and June 30, 2011 and from inception through June 30, 2012

            Revenues

We had no revenues for the three and six months ended June 30, 2012 and 2011 and for the period January 18, 2008 (date of inception) through June 30, 2012.

 Operating Expenses

Our operating expenses are comprised of expenses, bank service charges, and license and permits.  For the three and six months ended June 30, 2012 and 2011 and for the period January 18, 2008 (date of inception) through June 30, 2012, we had total operating expenses of $2,609, $0, $2,810, $0, and $3,193, respectively.  Operating expenses for the year ended December 31, 2011 and 2010 were $256 and $0.  Our operations have primarily been of a start-up company and expenditures have been limited to activities related to financing activities.  These expenses resulted in net losses for the periods presented.

Liquidity and Capital Resources – Going Concern

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has not yet established an ongoing source of revenue sufficient to cover its operating cost and allow it to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease operations.

            In order to continue as a going concern, the Company will need, among other things, additional capital resources.  Management’s plan to obtain such resources for the Company includes obtaining capital from potential new investors, management and significant stockholders sufficient to meet its minimal operating expenses.  However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.

            There is no assurance that the Company will be able to obtain sufficient additional funds when needed or that such funds, if available, will be obtainable on terms satisfactory to the Company.  In addition, profitability will ultimately depend upon the level of revenues received from business operations and there is no assurance the Company will attain profitability.

The Company currently has a working capital deficit of $7,467, as of June 30, 2012. The working capital deficit at December 31, 2011 was $11,513. The Company has used $223 of cash flows from operation for the six month period ended June 30, 2012 and $479 for the period January 18, 2008 (date of inception) through June 30, 2012.

The Company currently has $10,241 in cash, as of June 30, 2012, to meet its current liabilities. The cash on hand is not considered sufficient to meet the obligations over the following twelve month period and management considers it necessary to raise funds through sale of equity issues (common stock) or through traditional debt financing. The Company’s shareholders have expressed continued support during the funding period; however there is no written commitment of their continued support. Company’s management believes that the current balance of cash will satisfy limited operations, through the registration process, of approximately three to six months.

            The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

Off-Balance Sheet Arrangements

We did not engage in any off-balance sheet arrangements during the fiscal years ended December 31, 2011 or 2010 or during the three and six month periods ended June 30, 2012 and 2011.

Certain Risks and Uncertainties

Certain statements in this Prospectus, including certain statements contained in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” constitute “forward-looking statements”. The words or phrases “can be,” “may,” “could,” “would,” “expects,” “believes,” “seeks,” “estimates,” “projects” and similar words and phrases are intended to identify such forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including those described in the section “Risk Factors”, and we caution you that any forward-looking information provided by or on behalf of us is not a guarantee of future performance. Our actual results could differ materially from those anticipated by such forward-looking statements due to a number of factors, some of which are beyond our control. All such forward-looking statements are current only as of the date on which such statements were made. We do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

BUSINESS

We are a development stage company incorporated in the state of Nevada on January 18, 2008 for the purpose of designing, developing, and marketing small wind turbine systems and related equipment for electrical power generation.  In the future, we plan to focus the majority of our resources on the wind turbine industry.  We have entered into informal non-binding confidential discussions with several companies concerning the possible acquisition of wind turbine technology, specifically for use in residential, small business, rural electric utility systems, other rural locations, and other infrastructure applications.  However, there presently exist no agreements or understandings as to any such opportunities.

As of the date of this prospectus, our operations have principally involved the purchase of one residential power plan solar customer agreement for the design, permitting, construction, installation, testing and activation of a solar photovoltaic system pursuant to which we assumed the seller’s obligations to maintain and repair the solar facility.  We paid the seller of the customer agreement $10,000 upon signing of the agreement and agreed to pay the seller an additional $15,000 upon receipt of a federal tax credit issued in connection with the photovoltaic system.

We plan to design, develop and distribute wind power systems for the small wind (2.5kW-100kW) market.  The turbines will be utilized for electrical power generation for applications and markets such as residential, micro-grid based rural and island electrification, agricultural, small business, rural electric utility systems, as well as other private, corporate infrastructure and government applications.

Our wind turbine products will integrate with currently available complementary products from other manufacturers, such as inverters, lightning protection equipment and towers.  We do not have any written agreements with these other manufacturers at this time and there can be no assurances that we will enter into binding agreements with any manufacturers. We anticipate that we will design and engineer the turbine and controller, but contract the manufacturing of the turbine and controller through outside parties.

Competition

We anticipate that we will compete with a number of established manufacturers, importers, and distributors who sell wind turbine systems and related equipment. These companies enjoy brand recognition which exceeds that of our brand name. We will compete with several manufacturers, importers, and distributors who have significantly greater financial, distribution, advertising, and marketing resources than we do. We anticipate that our wind turbine systems will represent an insignificant portion of the total number of small wind turbine systems being sold into the target market.

Over the past 24 months, new companies have entered the small wind marketplace, in both horizontal and vertical-access system designs. Many of these newer companies have yet to demonstrate field-tested, proven equipment.

Developing successful products for the small wind market requires, among other things, industry knowledge and expertise, which we believe provides a significant barrier to entry. In addition, having proven, field-tested equipment is perhaps the most important factor in customer purchase decisions and an even greater barrier to entry. While numerous small wind providers have emerged more recently, very few meet this requirement of equipment out in the field that has been running for an extended period of time and delivered on the promised energy output. Thus, we believe there are relatively few companies that meet the necessary customer/dealer standards to currently compete in the small wind industry.

We expect to compete primarily on the basis of quality, technology advantages, ability to timely deliver our products, field-proven experience and price (on a per kWh basis). We believe that our success will depend upon our ability to remain competitive in our product areas.

In addition to direct competition from other manufacturers of small wind turbine systems, we will likely face indirect competition from other sources of energy, including both traditional delivery of electrical power over the grid and other sources of small renewable energy, such as small solar panel systems. Generally speaking, the strength of one technology over another in a particular instance is a function of the specific application, location, and total cost/benefit characteristics. Whatever technology solution can provide the best electrical output at the lowest cost in a particular environment will tend to be favored.

As of the date of this prospectus, our operations have principally involved the purchase of one residential power plan solar customer agreement for the design, permitting, construction, installation, testing and activation of a solar photovoltaic system located in New Jersey pursuant to which we assumed the seller’s obligations to maintain and repair the solar facility.  We believe that we face intense competition in the market for residential solar photovoltaic modules.  Many of our competitors are larger, have more established businesses and substantially greater resources. We believe that we will compete, in part, on the basis of cost, customer service and responsiveness to customer needs.

Principal Suppliers and Customers

We do not yet have any suppliers or customers for our proposed wind energy business.

As of the date of this prospectus, our operations have principally involved the purchase of one residential power plan solar customer agreement for the design, permitting, construction, installation, testing and activation of a solar photovoltaic system located in New Jersey pursuant to which we assumed the seller’s obligations to maintain and repair the solar facility.

Intellectual Property

We do not have any patents, trademarks, licenses, franchises, concessions, royalty agreements or other types of intellectual property.

 Research and Development

We have not expended any funds in the fiscal years ended December 31, 2011 and 2010 on research and development activities.

 Employees

We do not have any employees except for Mr. Bhansali.  We anticipate that we will engage individuals as outside consultants to provide additional assistance in our operations on an as-needed basis.  We may further expand our current management team and employee headcount in the future to retain skilled directors, officers, and employees with experience relevant to our business focus.

Government Regulation

Many state and local governments have implemented a diverse set of initiatives and incentive programs for wind equipment purchases. State incentives can take the form of net metering, rebates, tax credits, and feed in tariffs:

•
Net metering allows customers to connect renewable generation equipment to their utility power system. The utility takes any excess energy produced and credits it back to the customer on a net basis. The utility in essence banks your energy for free. There are over 40 states that have net metering in all or part of the state. All public utilities are required to make net metering available as defined by the Energy Policy Act of 2005.

•
Rebates are cash payments that are usually given to the customer, who must wait until the project is completed and inspected to get paid. The rebate is deducted from the project cost billed to the customer. Rebates can be based on rated power, swept area, blade length, installed cost, or projected energy generation.

•
Tax credits can be based on project cost or per kW of rated capacity. Some tax credit programs have caps on maximum dollars per project or year. Some must be taken over several years and some are transferable.

•
Feed in tariffs, or production incentives as they are often called, are above-market payments for energy generated from renewable energy. These are common in Europe and interest levels are growing in the United States. There are many states with some form of feed-in tariff on the utility or state level. Seven of these states are covered by a feed in tariff offered by the Tennessee Valley Authority which pays $1,000 plus $0.12/kWh. California offers a state-level feed in tariff, but utilities are required to have it approved by the CA Public Utilities Commission. Hawaii, Maine, Washington and Nevada have a feed in tariff as well on the state level.Many states have tax or other financial incentives of some type, such as credits, sales tax exemption, property tax exemption, productivity incentives such as grants or rebates, loan programs, or other subsidies to support wind energy development and use. Newer incentive programs such as New York’s, Wisconsin's and Oregon’s are designed so they favor higher production machines such as our 2.5kW and 10kW systems. Many states continue to streamline permitting processes and incentive programs.

•
Under present law, a federal-level investment tax credit (ITC) is available to help consumers purchase small wind turbines for home, farm, or business use. Owners of small wind systems with 100 kilowatts (kW) of capacity or less can receive a credit for 30% of the total installed cost of the system.

•
The ITC, written into law through the Emergency Economic Stabilization Act of 2008, is available for equipment installed from October 3, 2008 through December 31, 2016. The value of the credit is now uncapped, through the American Recovery and Reinvestment Act of 2009.

•
The Energy Independence and Security Act of 2007, passed in December 2007, contained benefits for renewable energy systems in general, of which wind power systems would qualify. Those provisions included Technical Assistance Grants, Renewable Energy Construction Grants, and Express Loans for Renewable Energy and Energy Efficiency (Small Businesses). Each of those programs could further benefit customers that install a wind power system. We view such policy initiatives as generally positive for the wind industry and the company, but do not expect that this particular piece of legislation is immediately material to our business prospects.

State Regulations Governing Power Produced

Each state is responsible for regulating the sale, installation and interconnection of alternative energy within their state. Currently, there is no Federal-level regulation that specifically controls the sale, distribution and installation of small wind turbines beyond general small business regulations. The Public Utility Regulatory Policies Act of 1978 or PURPA, requires utilities to interconnect and purchase energy from small wind systems. Individual utilities are permitted to regulate that process.

Local Regulations Surrounding Small Wind Turbine Use

Individuals and small businesses interested in small wind turbine use are subject to local regulations and involve public utility companies, inspectors, permits, site evaluation for placement, tower height and aesthetic concerns, and restrictions regarding professional versus do-it-yourself installation. The American Wind Energy Association offers a Model Zoning Ordinance to help local officials update ordinances governing small wind turbine installations. However, states often have unique subsidies or other programs designed to encourage on-site electricity generation. Existing state laws and local regulations continue to evolve in order to encourage and maintain safe, effective and efficient use of small wind energy systems.

Environmental Studies and Regulations

Overall, studies have shown wind energy has a low impact on the environment and does not generate air, or water pollution, global warming pollutants or waste. According to the American Wind Energy Association, although wind turbines have positive impacts, there are a few studies indicating negative impacts on the environment.

Wind turbines and energy plants are generally known to be quiet, unobtrusive and non-threatening to both humans and wildlife. Recent studies that indicate negative impacts on humans and wildlife include: birds and bats colliding with wind turbines, noticeable “whooshing” or low frequency sounds and shadow flicker. Shadow flicker occurs when the blades of a turbine pass in front of the sun to create a recurring shadow on an object.

The wind energy industry is partnering with conservation groups and government agencies and conducts ongoing land use and avian studies at wind sites across the country. Pre- and post-construction efforts to protect land and wildlife include wildlife consultants, surveys, and various state, federal land use, fish and wildlife agencies.

We have not incurred and do not anticipate incurring any expenses associated with environmental laws. In addition, many of the above mentioned environmental concerns are more applicable to large, utility-scale turbines, rather than small wind turbines.

MANAGEMENT

The following table sets forth information regarding our sole officer and director. All directors hold office for one-year terms until the election and qualification of their successors. Officers are elected by the board of directors and serve at the discretion of the board.

Name	Age	Positions with the Company
Mohit Bhansali	38	Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary and Director

Mohit Bhansali, Chief Executive Officer, President, Chief Financial Officer, Secretary and Director.  Mr. Bhansali has served as our Chief Executive Officer and a director since December 26, 2011 and as our President, Chief Financial Officer, Treasurer and Secretary since December 27, 2011.  In addition, Mr. Bhansali has served as the co-founder and Chief Operating Officer of Equity Stock Transfer since November 11, 2011, as the sole officer and director of Solid Solar Energy, Inc. since December 2011, as a partner of Deadbeat Records LLC since 2010, as a securities specialist at Sichenzia Friedman Ference LLP from 2009 through 2011 and as a securities specialist at Haynes and Boone, LLP from 2006 through 2009.  Mr. Bhansali worked as an equity trader from 1999 through 2002.  Mr. Bhansali’s qualifications to serve on the board include his entrepreneurial skills and his knowledge of capital markets.

Directors’ and Officers’ Liability Insurance

We have not obtained directors’ and officers’ liability insurance insuring Mr. Bhansali against liability for acts or omissions in his capacity as a director or officer. Such insurance may also insure us against losses which we may incur in indemnifying our officers and directors.  Mr. Bhansali shall have indemnification rights under applicable laws, and our certificate of incorporation and bylaws.

Board Independence

We are not a listed issuer and, as such, are not subject to any director independence standards. Using the definition of independence set forth in the rules of the Nasdaq Stock Market, Mr. Bhansali would be considered an independent director of the Company.

Board Committees

We expect our board of directors, in the future, to appoint an audit committee, nominating committee and compensation committee, and to adopt charters relative to each such committee.  We intend to appoint such persons to committees of the board of directors as are expected to be required to meet the corporate governance requirements imposed by a national securities exchange, although we are not required to comply with such requirements until we elect to seek a listing on a national securities exchange. In addition, we intend that a majority of our directors will be independent directors, of which at least one director will qualify as an “audit committee financial expert,” within the meaning of Item 407(d)(5) of Regulation S-K, as promulgated by the Securities and Exchange Commission. We do not currently have an “audit committee financial expert” since we currently do not have an audit committee in place.

Except as may be provided in our bylaws, we do not currently have specified procedures in place pursuant to which whereby security holders may recommend nominees to the Board of Directors.

Code of Ethics

We have not yet adopted a Code of Ethics although we expect to as we develop our infrastructure and business.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the overall compensation earned over each of the past two fiscal years ending December 31, 2011 by each person who served as our principal executive officer during fiscal 2011.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	All Other Compensation ($)	Total ($)
Mohit Bhansali (2)	2011	0	0	0	0
(Current Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary and Director)	2010	—	—	—	—

Andrew Uribe (3)	2011	0	0	—	0
(Former President, Treasurer, Secretary and Director)	2010	0	0	—	0

(1)  Reflects the grant date fair values of stock awards calculated in accordance with FASB Accounting Standards Codification Topic 718.
(2)  Mr. Bhansali was appointed our Chief Executive Officer on December 26, 2011 and our President, Chief Financial Officer, Treasurer and Secretary on December 27, 2011.
(3)  Mr. Uribe resigned from all positions with us on December 27, 2011.

Outstanding Equity Awards at Fiscal Year-End

            There were no outstanding equity awards issued to our named executive officers as of December 31, 2011.

Director Compensation

The compensation paid to Mr. Bhansali and Mr. Uribe for the years ending December 31, 2011 and 2010 is fully set forth above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Equity Stock Transfer has provided transfer agent services to the Company free of charge since May 2012.  Mr. Bhansali is Equity Stock Transfer’s Chief Operating Officer.

On July 3, Andrew Uribe, our former President, Treasurer, Secretary and director, purchased 1,000 shares of our common stock at the purchase price of $0.05 per share.

On June 4, 2012, we issued an aggregate of 14,162,933 shares of common stock to Mr. Bhansali.  100 shares vested immediately on the date of grant, 4,720,944 shall vest on the first anniversary of the date of grant, 4,720,945 shall vest on the second anniversary of the date of grant and 4,720,945 shall vest on the third anniversary of the date of grant.

On July 20, 2012, we issued an aggregate of 70,200,316 shares to Mr. Bhansali.  100 shares vested immediately on the date of grant and 23,400,072 shares shall vest on the first anniversary of the date of grant, 23,400,072 shares shall vest on the second anniversary of the date of grant and 23,400,072 shares shall vest on the third anniversary of the date of grant.

On July 20, 2012, Mr. Bhansali purchased 1,000,000 shares of common stock at the purchase price of $0.0001 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of August 10, 2012 by:

•	each person known by us to beneficially own more than 5.0% of our common stock;

•	each of our directors;

•	each of the named executive officers; and

•	all of our directors and executive officers as a group.

The percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned and each person’s address is c/o Icarus Wind Energy, Inc., 110 Greene Street, Suite 403, New York, New York 10012.  As of August 10, 2012, we had 10,442,155 shares issued and outstanding.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage Beneficially Owned(1)
Mohit Bhansali
All directors and executive officers as a group (1 person)(2)	85,363,249 (2)	90.04%

(1)
Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assumes the exercise of all options, warrants and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of August 10, 2012. Shares issuable pursuant to the exercise of stock options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such options or warrants for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person.

(2)
Includes (i) 1,000,200 vested shares of common stock, (ii) 4,720,944 shares of common stock that shall vest on June 4, 2013, (iii) 4,720,944 shares of common stock that shall vest on June 4, 2014, (iv) 4,720,945 shares of common stock that shall vest on June 4, 2015, (v) 23,400,072 shares of common stock that shall vest on July 20, 2013, (vi) 23,400,072 shares of common stock that shall vest on July 20, 2014 and (vii) 23,400,072 shares of common stock that shall vest on July 20, 2015.  Mr. Bhansali is entitled to exercise voting rights with respect to the unvested shares.

SELLING STOCKHOLDERS

Up to 9,441,955 shares of common stock are being offered by this prospectus, all of which are being registered for sale for the accounts of the selling stockholders.  The selling stockholders purchased these shares in private placement transactions that were exempt under the registration provisions of the Securities Act of 1933, as amended.

The shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus.  The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

The table below sets forth certain information regarding the selling stockholders and the shares of our common stock offered by them in this prospectus. The selling stockholders have not had a material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying any convertible securities held by that selling stockholder that are exercisable within 60 days of August 10, 2012 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder’s percentage of ownership of our outstanding shares in the table below is based upon 10,442,155 shares of common stock outstanding as of August 10, 2012.  The 10,442,155 shares do not include 84,363,049 shares of common stock held by our sole officer and director that have not yet vested.

	Ownership Before Offering		Ownership After Offering(1)
Selling Stockholder	Number of shares of common stock beneficially owned	Number of shares offered	Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned
Auracana LLC (2)	50,000	50,000	--	--
Benjamin Brauser	10,000	10,000	--	--
Peter DiCharia	1,000	1,000	--	--
David Frydman	2,000	2,000	--	--
Harlan Gardiner	2,500	2,500	--	--
Grander Holdings, Inc. 401(k) Profit Sharing Plan (3)	50,000	50,000	--	--
Ezra Green	10,000	10,000	--	--
Barry Honig	4,600,000	4,600,000
Edward Karr	50,000	50,000	--	--
Renee Kesner	4,645,455 (4) (5)	4,645,455 (4) (5)
Paradox Capital Partners (5)	4,645,455 (4)	4,645,455 (4))	--	--
Sanjay Singla	10,000	10,000	--	--
Stetson Capital Investments, Inc. (6)	10,000	10,000	--	--
Andrew Uribe	1,000	1,000	--	--

(1)
Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) that no other shares of our common stock beneficially owned by the selling stockholders are acquired or are sold prior to completion of this offering by the selling stockholders.  However, the selling stockholders may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act of 1933 or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act of 1933, as amended, including under Rule 144. To our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering or otherwise.

(2)	Glenn Kesner is the President of Auracana LLC and, in such capacity, has voting and dispositive power over the securities held for the account of this selling stockholder.
(3)
Michael Brauser is the Trustee of Grander Holdings, Inc. 401(k) Profit Sharing Plan and, in such capacity, has voting and dispositive power over the securities held for the account of this selling stockholder.

(4)	Includes (i) 45,455 shares of our common stock held by Renee Kesner and 4,600,000 shares of our common stock held by Paradox Capital Partners, LLC. Harvey Kesner and Renee Kesner are husband and wife.
(5)	Harvey Kesner is the Manager of Paradox Capital Partners, LLC and, in such capacity, has voting and dispositive power over the securities held for the account of this selling stockholder.
(6)	John Stetson is the President of Stetson Capital Investments, Inc. and, in such capacity, has voting and dispositive power over the securities held for the account of this selling stockholder.

DESCRIPTION OF SECURITIES

Authorized and Outstanding Capital Stock

We have authorized 250,000,000 shares of capital stock, par value $0.0001 per share, of which 200,000,000 are shares of common stock and 50,000,000 are shares of preferred stock.

As of August 10, 2012, we had the following issued and outstanding securities on a fully diluted basis:

•	10,442,155 shares of common stock;
•	No shares of preferred stock; and
•
An aggregate of 85,363,249 unvested shares of common stock held by Mr. Bhansali including (i) 4,720,944 shares of common stock that shall vest on June 4, 2013, (ii) 4,720,944 shares of common stock that shall vest on June 4, 2014, (iii) 4,720,945 shares of common stock that shall vest on June 4, 2015, (iv) 23,400,022 shares of common stock that shall vest on July 20, 2013, (v) 23,400,022 shares of common stock that shall vest on July 20, 2014 and (vi) 23,400,022 shares of common stock that shall vest on July 20, 2015. Mr. Bhansali is entitled to exercise voting rights with respect to the unvested shares.

Common Stock

The holders of our common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive ratably dividends, if any, declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

Our board of directors will be authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Indemnification of Directors and Officers

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Limitation of Liability of Directors

Our Amended and Restated Articles of Incorporation provides a limitation of liability such that no director or officer shall be personally liable to us or any of our stockholders for damages for breach of fiduciary duty as a director or officer, involving any act or omission of any such director or officer, provided there was no intentional misconduct, fraud or a knowing violation of the law, or payment of dividends in violation of NRS Section 78.300.

PLAN OF DISTRIBUTION

The selling stockholders may sell some or all of their shares at a fixed price of $0.10 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. Sales by our stockholders must be made at the fixed price of $0.10 until a market develops for the stock.  A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	conducting business in places where business practices and customs are unfamiliar and unknown;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the date of this prospectus;
•	broker-dealers may agree with the selling stockholders to sell a specified number of the shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any of these methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to these broker-dealers or other financial institutions of shares offered by this prospectus, which shares these broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect these transactions).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In this event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

LEGAL MATTERS

_________________ will pass upon the validity of the shares of our common stock to be sold in this offering.

EXPERTS

Our audited financial statements as of December 31, 2011 and 2010 and for the years then ended have been included in this prospectus in reliance on the report of Peter Messineo, CPA, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern) appearing elsewhere herein given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, together with any amendments and related exhibits, under the Securities Act with respect to our shares of common stock offered by this prospectus. The registration statement contains additional information about us and the shares of common stock that we are offering in this prospectus.

We file annual, quarterly and current reports and other information with the SEC under the Exchange Act. Such reports and other information filed by the Company with the SEC are available free of charge on the SEC’s website.  You may also request a copy of those filings, excluding exhibits, from us at no cost. These requests should be addressed to us at: Mohit Bhansali, President and Chief Executive Officer, Icarus Wind Energy, Inc., 110 Greene Street, Suite 403, New York, New York 10012. The public may read and copy any materials filed by the Company with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at www.sec.gov. The contents of these websites are not incorporated into this filing by reference. Further, the Company’s references to the URLs for these websites are intended to be inactive textual references only.

Peter Messineo Certified Public Accountant 1982 Otter Way Palm Harbor FL 34685 peter@pm-cpa.com T 727.421.6268 F 727.674.0511

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Icarus Wind Energy, Inc.

I have audited the accompanying balance sheets of Icarus Wind Energy, Inc. (a development stage entity) as of December 31, 2011 and 2010 and the related statements of operations, stockholder's deficit and cash flows for the years then ended and for the period January 18, 2008 (date of inception) through December 31, 2011. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting. My audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, I express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Icarus Wind Energy, Inc. (a development stage entity) as of December 31, 2011 and 2010 and the results of its operations and its cash flows for the years then ended and for the period January 18, 2008 (date of inception) through December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has incurred a loss since inception, has insufficient revenue to cover operating costs or develop its operating plan, has an accumulated deficit and may be unable to raise further equity. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

s/ Peter Messineo, CPA
Peter Messineo, CPA
Palm Harbor, Florida
May 3, 2012

Icarus Wind Energy, Inc.
(A Development Stage Entity)
BALANCE SHEETS

	December 31,	December 31,
	2011	2010

ASSETS
Current Assets
Cash and cash equivalents	$3,614	$10,720
Total Current Assets	3,614	10,720

Property and equipment, net of accumulated
depreciation of $0 and $0, respectively	25,000	-

TOTAL ASSETS	$28,614	$10,720

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$127	$-
Notes Payable	15,000	-
Total Current Liabilities	15,127	-

TOTAL LIABILITIES	15,127	-

Stockholders' Equity
Common stock: 75,000,000 authorized; $0.001 par value
9,318,455 and 9,255,455 shares issued and outstanding	9,318	9,255
Additional paid in capital	4,552	1,465
Accumulated deficit during development stage	(383)	-
Total Stockholders' Equity	13,487	10,720

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$28,614	$10,720

The accompanying notes are an integral part of these financial statements.

Icarus Wind Energy, Inc.
(A Development Stage Entity)
STATEMENTS OF OPERATIONS

	For the Year Ended		January 18, 2008
			(inception)
	December 31,		through
	2011	2010	December 31, 2011

Revenues	$-	$-	$-

Operating Expenses:
General and administrative	256	-	256
Total operating expenses	256	-	256

Net loss from operations	(256)	-	(256)

Other Income (Expense):
Interest expense	(127)	-	(127)

NET LOSS	$(383)	$-	$(383)

BASIC AND DILUTED LOSS PER SHARE	$(0.00)	$(0.00)

WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING	9,286,203	6,643,422

The accompanying notes are an integral part of these financial statements.

Icarus Wind Energy, Inc.
(A Development Stage Entity)
STATEMENTS OF STOCKHOLDERS' EQUITY

				Accumulated
			Additional	Deficit
	Common Stock		Paid in	Development
	Shares	Amount	Capital	Stage	Total

Balance at Inception, January 18, 2008	-	$-	$-	$-	$-

Issuance of common stock for cash:
founders on April 13, 2010, $.0011 per share	9,200,000	9,200	920		10,120
Investor on April 13, 2010, $.0022 per share	45,455	45	55		100
Investor on April 23, 2010, $.05 per share	10,000	10	490		500

Net income				-	-

Balance at year ended, December 31, 2010	9,255,455	9,255	1,465	-	10,720

Issuance of common stock for cash on July 3, 2011 for $.05 per share	62,000	62	3,038		3,100

Issuance of common stock for cash on December 30, 2011 for $.05 per share	1,000	1	49		50

Net loss				(383)	(383)

Balance at year ended, December 31, 2011	9,318,455	$9,318	$4,552	$(383)	$13,487

The accompanying notes are an integral part of these financial statements.

Icarus Wind Energy, Inc.
(A Development Stage Entity)
STATEMENTS OF CASH FLOWS

			January 18, 2008
	For the years ended		(inception)
	December 31,		through
	2011	2010	December 31, 2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(383)	$-	$(383)
Changes in assets and liabilities:
Accrued Expense	127		127
Net Cash Used in Operating Activities	(256)	-	(256)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Property and Equipment	(10,000)	-	(10,000)
Net Cash Used in Investing Activities	(10,000)	-	(10,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	3,150	10,720	13,870
Net Cash Provided by Financing Activates	3,150	10,720	13,870

Net increase (decrease) in cash and cash equivalents	(7,106)	10,720	3,614
Cash and cash equivalents, beginning of period	10,720	-	-
Cash and cash equivalents, end of period	$3,614	$10,720	$3,614

Supplemental Cash Flow Information:
Cash paid for interest	$-	$-	$-
Cash paid for taxes	$-	$-	$-

Non-cash Transactions:
Note issued for the purchase of equipment	$15,000	$-	$15,000

The accompanying notes are an integral part of these financial statements.

NOTE 1. NATURE OF BUSINESSS

ORGANIZATION

Icarus Wind Energy, Inc. (“The Company”) was incorporated on January 8, 2008 in the State of Nevada as a for-profit Company.  The Company is a development stage company in accordance with FASB ASC 915 Financial Reporting for Development Stage Entities.

The Company was formed to provide residential users access to affordable renewable energy.  The Company installs and maintains solar energy panel systems on residential housing units at no cost to the end user.  Revenue is derived from renewable energy credits/certificates and billing of solar converted electricity.

The Company is headquartered New York, New York.  The elected year end is December 31.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

GOING CONCERN
The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has not yet established an ongoing source of revenue sufficient to cover its operating cost and allow it to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources.  Management’s plan to obtain such resources for the Company include, obtaining capital from management and significant stockholders sufficient to meet its minimal operating expenses.  However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.

There is no assurance that the Company will be able to obtain sufficient additional funds when needed or that such funds, if available, will be obtainable on terms satisfactory to the Company.  In addition, profitability will ultimately depend upon the level of revenues received from business operations and there is no assurance the Company will attain profitability.

The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

USE OF ESTIMATES
The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FINANCIAL INSTRUMENTS
The Company’s balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

CASH
The Company considers all highly liquid investments with an original maturity of three months or less at the date of acquisition to be cash equivalents.  There were no cash equivalents at December 31, 2011 and 2010.

LONG-LIVED ASSETS
Property and equipment is stated at cost.  Depreciation is computed by the straight-line method over estimated useful lives (5 years).   The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or the unamortized balance is warranted. Based upon its most recent analysis, the Company believes that no impairment of property and equipment existed at December 31, 2011.

Long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable.  When required impairment losses on assets to be held and used are recognized based on the fair value of the asset.  The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required.  If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset.  When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets.  We did not recognize any impairment losses for any periods presented.

REVENUE RECOGNITION
The Company recognizes revenue when it is realized or realizable and estimable in accordance with ASC 605, “Revenue Recognition”.  There was no revenue for the year ended December 31, 2011 and 2010.

ADVERTISING
Advertising costs are expensed as incurred.  No advertising costs were incurred for the year ending December 31, 2011 and 2010.

RESEARCH AND DEVELOPMENT
The Company expenses research and development costs when incurred.  Research and development costs include designing, prototyping and testing of product.  Indirect costs related to research and developments are allocated based on percentage usage to the research and development.  The Company spent $0 in research and development costs for the period January 18, 2008 (date of inception) through December 31, 2011.

SHARE-BASED COMPENSATION
Share-based payments to employees, including grants of employee stock options are recognized as compensation expense in the financial statements based on their fair values, in accordance with FASB ASC Topic 718. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). The Company had no common stock options or common stock equivalents granted or outstanding for all periods presented. The company may issue shares as compensation in the future periods for employee services.

The Company may issue restricted stock to consultants for various services.  Cost for these transactions will be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of the common stock is to be measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty's performance is complete. The company has not issued any shares as compensation for services associated with the registration of the common shares and for the years ended December 31, 2011 and 2010 and for the period January 18, 2008 (date of inception) through December 31, 2011.

DEFERRED INCOME TAXES AND VALUATION ALLOWANCE
The Company accounts for income taxes under FASB ASC 740 “Income Taxes.”  Under the asset and liability method of FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax basis.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

NET INCOME (LOSS) PER COMMON SHARE
Net income (loss) per share is calculated in accordance with FASB ASC 260, “Earnings per Share.”  The weighted-average number of common shares outstanding during each period is used to compute basic earning or loss per share.  Diluted earnings or loss per share is computed using the weighted average number of shares and diluted potential common shares outstanding.  Dilutive potential common shares are additional common shares assumed to be exercised.

Basic net income (loss) per common share is based on the weighted average number of shares of common stock outstanding at since December 31, 2011 and 2010.  As of December 31, 2011 and 2010, the Company had no dilutive potential common shares.

RECENT ACCOUNTING PRONOUNCEMENTS
From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that are adopted by the Company as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations upon adoption.

In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities (ASU 2011-11). This newly issued accounting standard requires an entity to disclose both gross and net information about instruments and transactions eligible for offset in the statement of financial position as well as instruments and transactions executed under a master netting or similar arrangement and was issued to enable users of financial statements to understand the effects or potential effects of those arrangements on its financial position. This ASU is required to be applied retrospectively and is effective for fiscal years, and interim periods within those years, beginning on or after January 1, 2013. As this accounting standard only requires enhanced disclosure, the adoption of this standard is not expected to have an impact our financial position or results of operations.

In June 2011, the FASB issued ASU No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income” (ASU 2011-05). This newly issued accounting standard (1) eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity; (2) requires the consecutive presentation of the statement of net income and other comprehensive income; and (3) requires an entity to present reclassification adjustments on the face of the financial statements from other comprehensive income to net income. The amendments in this ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income nor do the amendments affect how earnings per share is calculated or presented. In December 2011, the FASB issued In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs”, which is intended to improve comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. generally accepted accounting principles and International Financial Reporting Standards. This standard clarifies the application of existing fair value measurement requirements including (1) the application of the highest and best use valuation premise, (2) the methodology to measure the fair value of an instrument classified in a reporting entity’s shareholders’ equity, (3) disclosure requirements for quantitative information on Level 3 fair value measurements and (4) guidance on measuring the fair value of financial instruments managed within a portfolio. In addition, the standard requires additional disclosures of the sensitivity of fair value to changes in unobservable inputs for Level 3 securities. This standard is effective for interim and annual reporting periods ending on or after December 15, 2011. The adoption of this guidance has not had a significant impact on the Company’s financial statements.

Except for rules and interpretive releases of the SEC under authority of federal securities laws and a limited number of grandfathered standards, the FASB Accounting Standards Codification™ (“ASC”) is the sole source of authoritative GAAP literature recognized by the FASB and applicable to the Company.  Management has reviewed the aforementioned rules and releases and believes any effect will not have a material impact on the Company’s present or future financial statements.

NOTE 3. PROPERTY AND EQUIPMENT
Property consists of equipment purchased for the production of revenues.  As of December 31,:

	2011	2010
Production equipment	$25,000	$-
Less accumulated depreciation	-	-
Property and equipment, net	$25,000	$-

Assets are depreciated over there useful lives when placed in service.  Depreciation expense was $0 for the years ending December 31, 2011 and 2010 and for the period January 18, 2008 (date of inception) through December 31, 2011.

NOTE 4. NOTES PAYABLE

The Company has issued a promissory note payable, in the amount of $15,000, resulting from purchase agreement with the original equipment manufacturer (“OEM”).  The note has no defined repayment date, as repayment is upon receiving government energy credits, considered to be realized within year.  There is no stated interest rate on the note.   The Company has recorded interest expense at the applicable federal rate, in the amount of $127, in recognition of the discount effect of the non-interest bearing arrangement.

NOTE 5. INCOME TAXES

The Company has not recognized an income tax benefit for its operating losses generated based on uncertainties concerning its ability to generate taxable income in future periods.  The tax benefit for the periods presented is offset by a valuation allowance established against deferred tax assets arising from the net operating losses and other temporary differences, the realization of which could not be considered more likely than not.  In future periods, tax benefits and related deferred tax assets will be recognized when management considers realization of such amounts to be more likely than not.  As of December 31, 2011 the Company had a net loss of $383 and for the period January 18, 2008 (Date of Inception) through December 31, 2011, the Company had incurred losses of $383.   The net operating loss in the amount of $383 resulting from operating activities generated a deferred tax asset at effective statutory rates of approximately $130.  The deferred tax asset has been off-set by an equal valuation allowance.

NOTE 6. EQUITY TRANSACTIONS

PREFERRED STOCK
There is no authorized preferred stock of the Company.  The Company has no preferred stock issued or outstanding.

COMMON STOCK
The authorized common stock of the Company consists of 75,000,000 shares with a par value of $0.0011.

On April 13, 2010 the Company issued 9,245,455 shares of common stock to founders in exchange for cash in the amount of $10,220.  The Company received cash in the amount of $10,120 in exchange for 9,200,000 shares of common stock ($.011 per share) and cash of $100 in exchange for 45,455 common shares ($.022 per share).

On April 23, 2010, the Company sold 10,000 common shares to investors, at $0.05 per share, for proceeds of $500.

On July 3, 2011, the Company sold 62,000 common shares to investors, including 1,000 shares to its former sole officer and director, at $0.05 per share, for proceeds of $3,100.

On December 30, 2011, the Company sold 1,000 common shares to investors, at $0.05 per share, for proceeds of $50.

WARRANTS AND OPTIONS

There are no warrants or options outstanding to acquire any additional shares of common stock of the Company

NOTE 6. COMMITMENTS AND CONTINGENCIES

RELATED PARTY CONSIDERATION

The Company's shareholders have pledged support to fund continuing operations; however there is no written commitment to this effect.  The Company is dependent upon the continued support of these parties.

Some of the officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities that become available. They may face a conflict in selecting between the Company and other business interests. The Company has not formulated a policy for the resolution of such conflicts.

The Company does not have employment contracts with its key employees, including the officers of the Company.

The Company does not own or lease property or lease office space. The office space used by the Company was arranged by the founders of the Company to use at no charge.

The amounts and terms of the above transactions may not necessarily be indicative of the amounts and terms that would have been incurred had comparable transactions been entered into with independent third parties.

PRODUCT WARRANTEES
The Company has no history of warranty costs and expenditures.  The Company purchases products directly from manufacturer and relies upon warranties provided by such OEM.  Any costs are to be expensed as incurred until such time that potential future costs may be estimated.  As of December 31, 2011 and 2010, no such costs have been incurred or are anticipated; therefore no liability reserve has been established.

LEGAL MATTERS

From time to time the Company may become a party to litigation matters involving claims against the Company.  Management believes that there are no current matters that would have a material effect on the Company’s financial position or results of operations.

NOTE 7. SUBSEQUENT EVENTS

Management has evaluated subsequent events and is not aware of any significant events that occurred subsequent to the balance sheet date through the date of filing of this registration with the Securities and Exchange Commission (“SEC”) that would have a material impact on our financial statements.

ICARUS WIND ENERGY, INC. (A Development Stage Entity) INDEX TO FINANCIAL STATEMENTS June 30, 2012 and 2011

Page

Balance Sheets at June 30, 2012 (unaudited) and December 31, 2011 (audited)	F-13

Statements of Operations for the three and six months ended June 30, 2012, 2011 and the period January 18, 2008 (date of inception) through June 30, 2012 (unaudited)	F-14

Statements of Changes in Shareholders’ Deficit for the period January 18, 2008 (date of inception) through June 30, 2012	F-15

Statements of Cash Flows for the six months ended June 30, 2012, 2011 and from January 18, 2008 (date of inception) through June 30, 2012 (unaudited)	F-16

Notes to Financial Statements (unaudited)	F-17

Icarus Wind Energy, Inc.
(A Development Stage Entity)
BALANCE SHEETS

	June 30,	December 31,
	2012	2011
	(unaudited)	(audited)
ASSETS
Current Assets
Cash	$10,241	$3,614
Total Current Assets	10,241	3,614

Property and equipment, net of accumulated
depreciation of $0 and $0, respectively	25,000	25,000

TOTAL ASSETS	$35,241	$28,614

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$2,708	$127
Notes Payable	15,000	15,000
Total Current Liabilities	17,708	15,127

TOTAL LIABILITIES	17,708	15,127

Stockholders' Equity
Preferred Shares; $.0001 par value; 50,000,000 shares
authorized; 0 shares issued and outstanding	-	-
Common stock: 200,000,000 authorized; $0.0001 par value
23,604,888 and 9,318,455 shares issued and outstanding	236	93
Additional paid in capital	804,623	13,777
Unearned compensation	(784,133)	-
Accumulated deficit during development stage	(3,193)	(383)
Total Stockholders' Equity	17,533	13,487

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$35,241	$28,614

The accompanying notes are an integral part of these financial statements.

Icarus Wind Energy, Inc.
(A Development Stage Entity)
STATEMENTS OF OPERATIONS (unaudited)

	For the Three Months Ended		For the six months ended		January 18, 2008
					(inception) through
	June 30,		June 30,		June 30,
	2012	2011	2012	2011	2012

Revenues	$-	$-	$-	$-	$-

Operating Expenses:
General and administrative	2,570		2,729	-	2,985
Total operating expenses	2,570	-	2,729	-	2,985

Net loss from operations	(2,570)		(2,729)	-	(2,985)

Other income (expense)
Interest expense	(39)		(81)	-	(208)
Income taxes	-		-	-	-

NET LOSS	$(2,609)	$-	$(2,810)	$-	$(3,193)

BASIC AND DILUTED LOSS PER SHARE	$(0.00)	$(0.00)	$(0.00)	$(0.00)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	13,565,430	9,255,455	11,441,942	9,255,455

The accompanying notes are an integral part of these financial statements.

Icarus Wind Energy, Inc.
(A Development Stage Entity)
STATEMENTS OF STOCKHOLDERS' EQUITY

					Accumulated
			Additional		Deficit
	Common Stock		Paid in	Unearned	Development
	Shares	Amount	Capital	Compensation	Stage	Total

Balance at Inception, January 18, 2008	-	$-	$-	$-	$-	$-

Issuance of common stock for cash:
founders on April 13, 2010, $.0011 per share	9,200,000	92	10,028			10,120
Investor on April 13, 2010, $.0022 per share	45,455	-	100			100
Investor on April 23, 2010, $.05 per share	10,000	-	500			500

Net income (audited)				-	-	-

Balance at the year ended, December 31, 2010	9,255,455	92	10,628	-	-	10,720

Issuance of common stock for cash: July 3, 2011 for $.05 per share	62,000	1	3,099			3,100
July 3, 2011 for $.05 per share	62,000	1	3,099			3,100

Issuance of common stock for cash on December 30, 2011 for $.05 per share	1,000	-	50			50

Net loss (audited)				-	(383)	(383)

Balance at year ended, December 31, 2011	9,318,455	93	13,777	-	(383)	13,487

Issuance of common stock for cash:
Investors on May 29, 2012, $.05 per share, cash	13,500	-	1,350			1,350
Investors on May 29, 2012, $.10 per share, cash	110,000	1	5,499			5,500

Issued for services	14,162,933	142	783,997	(784,139)		-
Shares vested under deferred compensation arrangement				6		6

Net loss (unaudited)				-	(2,810)	(2,810)

Balance at, June 30, 2012	23,604,888	$236	$804,623	$(784,133)	$(3,193)	$17,533

The accompanying notes are an integral part of these financial statements.

Icarus Wind Energy, Inc.
(A Development Stage Entity)
STATEMENTS OF CASH FLOWS

			January 18, 2008
			(inception)
	For the six months ended June 30,		through
	2012	2011	June 30, 2012
	(unaudited)	(unaudited)	(unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(2,810)	-	$(3,193)
Adjustment to reconcile Net Income to net
cash provided by operations:
Stock-based compensation	6		6
Changes in assets and liabilities:
Accrued Expense	2,581	-	2,708
Net Cash Used in Operating Activities	(223)	-	(479)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Property and Equipment	-	-	(10,000)
Net Cash Used in Investing Activities	-	-	(10,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	6,850		20,720
Net Cash Provided by Financing Activates	6,850	-	20,720

Net increase (decrease) in cash and cash equivalents	6,627		10,241
Cash and cash equivalents, beginning of period	3,614		-
Cash and cash equivalents, end of period	$10,241	$-	$10,241

Supplemental Cash Flow Information
Cash paid for interest	$-	$-	$-
Cash paid for taxes	$-	$-	$-

Non-cash Transactions:
Note issued for the purchase of equipment	$-	$-	$15,000

The accompanying notes are an integral part of these financial statements.

ICARUS WIND ENERGY, INC.
(A Development Stage Entity)
Notes to Unaudited Financial Statements
June 30, 2012 and 2011

NOTE 1. NATURE OF BUSINESSS

ORGANIZATION

Icarus Wind Energy, Inc. (“The Company”) was incorporated on January 18, 2008 in the State of Nevada as a for-profit Company.   The Company was formed to provide residential users access to affordable renewable energy.  The Company installs and maintains solar energy panel systems on residential housing units at no cost to the end user.  Revenue is derived from renewable energy credits/certificates and billing of solar converted electricity.

The Company is headquartered New York, New York.  The Company is a development stage company in accordance with FASB ASC 915 Financial Reporting for Development Stage Entities.   The elected year end is December 31.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

GOING CONCERN
The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has not yet established an ongoing source of revenue sufficient to cover its operating cost and allow it to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources.  Management’s plan to obtain such resources for the Company include, obtaining capital from management and significant stockholders sufficient to meet its minimal operating expenses.  However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.

There is no assurance that the Company will be able to obtain sufficient additional funds when needed or that such funds, if available, will be obtainable on terms satisfactory to the Company.  In addition, profitability will ultimately depend upon the level of revenues received from business operations and there is no assurance the Company will attain profitability.

The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

USE OF ESTIMATES
The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

BASIS OF PRESENTATION
In the opinion of management, all adjustments consisting of normal recurring adjustments necessary for a fair statement of (a) the result of operations for the three and six month periods ended June 30, 2012 and 2011 and the period January 18, 2008 (date of inception) through June 30, 2012; (b) the financial position at June 30, 2012; and (c) cash flows for the six month periods ended June 30, 2012 and 2011 and the period January 18, 2008 (date of inception) through June 30, 2012, have been made.

FINANCIAL INSTRUMENTS
The Company’s balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

CASH
The Company considers all highly liquid investments with an original maturity of three months or less at the date of acquisition to be cash equivalents.  There were no cash equivalents at June 30, 2012 and December 31, 2011.

LONG-LIVED ASSETS
Property and equipment is stated at cost.  Depreciation is computed by the straight-line method over estimated useful lives (5 years).   The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or the unamortized balance is warranted. Based upon its most recent analysis, the Company believes that no impairment of property and equipment existed at June 30, 2012.

Long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable.  When required impairment losses on assets to be held and used are recognized based on the fair value of the asset.  The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required.  If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset.  When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets.  We did not recognize any impairment losses for any periods presented.

REVENUE RECOGNITION
The Company recognizes revenue when it is realized or realizable and estimable in accordance with ASC 605, “Revenue Recognition”.  There was no revenue from inception (January 18, 2012) has been recognized.

ADVERTISING
Advertising costs are expensed as incurred.  No advertising costs were incurred for the three and six months ending June 30, 2012.

RESEARCH AND DEVELOPMENT
The Company expenses research and development costs when incurred.  Research and development costs include designing, prototyping and testing of product.  Indirect costs related to research and developments are allocated based on percentage usage to the research and development.  The Company spent $0 in research and development costs for the period January 18, 2008 (date of inception) through

SHARE-BASED COMPENSATION
Share-based payments to employees, including grants of employee stock options are recognized as compensation expense in the financial statements based on their fair values, in accordance with FASB ASC Topic 718. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). The Company had no common stock options or common stock equivalents granted or outstanding for all periods presented. The company may issue shares as compensation in the future periods for employee services.

The Company may issue restricted stock to consultants for various services.  Cost for these transactions will be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of the common stock is to be measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty's performance is complete. The company has not issued any shares as compensation for services associated with the registration of the common shares and for the six months ended June 30, 2012 and for the period January 18, 2008 (date of inception) through June 30, 2012.

DEFERRED INCOME TAXES AND VALUATION ALLOWANCE
The Company accounts for income taxes under FASB ASC 740 “Income Taxes.”  Under the asset and liability method of FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax basis.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

NET INCOME (LOSS) PER COMMON SHARE
Net income (loss) per share is calculated in accordance with FASB ASC 260, “Earnings per Share.”  The weighted-average number of common shares outstanding during each period is used to compute basic earning or loss per share.  Diluted earnings or loss per share is computed using the weighted average number of shares and diluted potential common shares outstanding.  Dilutive potential common shares are additional common shares assumed to be exercised.

Basic net income (loss) per common share is based on the weighted average number of shares of common stock outstanding at December 31, 2011 and June 30, 2012.  As of December 31, 2011 and June 30, 2012, the Company had no dilutive potential common shares.

RECENT ACCOUNTING PRONOUNCEMENTS
Except for rules and interpretive releases of the SEC under authority of federal securities laws and a limited number of grandfathered standards, the FASB Accounting Standards Codification™ (“ASC”) is the sole source of authoritative GAAP literature recognized by the FASB and applicable to the Company.  Management has reviewed the aforementioned rules and releases and believes any effect will not have a material impact on the Company’s present or future financial statements.

NOTE 3. PROPERTY AND EQUIPMENT
Property consists of equipment purchased for the production of revenues.  As of:

	June 30, 2012	December 31, 2011
Production equipment	$25,000	$25,000
Less accumulated depreciation	-	-
Property and equipment, net	$25,000	$25,000

Assets are depreciated over there useful lives when placed in service.  Assets were not put into operation as of June 30, 2012.  Depreciation expense was $0 for the three and six month periods ending June 30, 2012 and 2011 and for the period January 18, 2008 (date of inception) through June 30, 2012.

NOTE 4. NOTES PAYABLE

The Company has issued a promissory note payable, in the amount of $15,000, resulting from purchase agreement with the original equipment manufacturer (“OEM”).  The note has no defined repayment date, as repayment is upon receiving government energy credits, considered to be realized within year.  There is no stated interest rate on the note.   The Company has recorded interest expense at the applicable federal rate, in the amount of $208, in recognition of the discount effect of the non-interest bearing arrangement.

NOTE 5. INCOME TAXES

The Company has not recognized an income tax benefit for its operating losses generated based on uncertainties concerning its ability to generate taxable income in future periods.  The tax benefit for the periods presented is offset by a valuation allowance established against deferred tax assets arising from the net operating losses and other temporary differences, the realization of which could not be considered more likely than not.  In future periods, tax benefits and related deferred tax assets will be recognized when management considers realization of such amounts to be more likely than not.   The net operating loss from inception in the amount of resulted from operating activities and generated a deferred tax asset at effective statutory rates of approximately $985.  The deferred tax asset has been off-set by an equal valuation allowance.

NOTE 6. EQUITY TRANSACTIONS

PREFERRED STOCK
There is no authorized preferred stock of the Company.  In June the company filed amended and restated articles to change its total authorized share amount and par value and to add preferred shares (but not issue any preferred shares). The Company has no preferred stock issued or outstanding.

COMMON STOCK
The authorized common stock of the Company consists of 75,000,000 shares with a par value of $0.001.  Please reference Note 8, Subsequent Events, for restated shares and par value.

On April 13, 2010 the Company issued 9,245,455 shares of common stock to founders in exchange for cash in the amount of $10,220.  The Company received cash in the amount of $10,120 in exchange for 9,200,000 shares of common stock ($.011 per share) and cash of $100 in exchange for 45,455 common shares ($.022 per share).

On April 23, 2010, the Company sold 10,000 common shares to investors, at $0.05 per share, for proceeds of $500.

On July 3, 2011, the Company sold 62,000 common shares to investors, including 1,000 shares to its former sole officer and director, at $0.05 per share, for proceeds of $3,100.

On December 30, 2011, the Company sold 1,000 common shares to investors, at $0.05 per share, for proceeds of $50.

On May 29, 2012, the Company sold 13,000 common shares to investors, at $0.05 per share, for proceeds of $1,350, and sold 110,000 common shares to investors, at $0.10 per share, for proceeds of $5,500.

On June 4, 2012, the Company issued an aggregate of 14,162,933 shares of common stock to Mohit Bhansali, the Company’s sole officer and director.  100 shares vested immediately on the date of grant, 4,720,944 shall vest on the first anniversary of the date of grant, 4,720,944 shall vest on the second anniversary of the date of grant and 4,720,945 shall vest on the third anniversary of the date of grant.   Compensation expense, in the amount of $784,139 is to be recognized over the vesting period.

WARRANTS AND OPTIONS
There are no warrants or options outstanding to acquire any additional shares of common stock of the Company.

NOTE 7. COMMITMENTS AND CONTINGENCIES

RELATED PARTY CONSIDERATION
The Company's shareholders have pledged support to fund continuing operations; however there is no written commitment to this effect.  The Company is dependent upon the continued support of these parties.

Some of the officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities that become available. They may face a conflict in selecting between the Company and other business interests. The Company has not formulated a policy for the resolution of such conflicts.

The Company does not have employment contracts with its key employees, including the officers of the Company.

The Company does not own or lease property or lease office space. The office space used by the Company was arranged by the founders of the Company to use at no charge.

Our stock transfer agent, Equity Stock Transfer, has provided services to the Company free of charge since May 2012.  Mr. Bhansali is Equity Stock Transfer’s Chief Operating Officer.

The amounts and terms of the above transactions may not necessarily be indicative of the amounts and terms that would have been incurred had comparable transactions been entered into with independent third parties.

PRODUCT WARRANTEES
The Company has no history of warranty costs and expenditures.  The Company purchases products directly from manufacturer and relies upon warranties provided by such OEM.  Any costs are to be expensed as incurred until such time that potential future costs may be estimated.  As of June 30, 2012, no such costs have been incurred or are anticipated; therefore no liability reserve has been established.

LEGAL MATTERS
From time to time the Company may become a party to litigation matters involving claims against the Company.  Management believes that there are no current matters that would have a material effect on the Company’s financial position or results of operations.

NOTE 8. SUBSEQUENT EVENTS

On July 19, 2012, the Company filed amended and restated articles of incorporation in order to, among other things, change its authorized shares of capital stock to 200,000,000 shares of common stock and 50,000,000 shares of preferred stock from 75,000,000 total authorized shares of capital stock and change the par value of its common and preferred stock to $0.0001 per share from $0.001 per share.  Shares have been retroactively restated to reflect the change in par value.

On July 20, 2012, the Company issued an aggregate of 70,200,316 shares to Mr. Bhansali.  100 shares vested immediately on the date of grant and 23,400,072 shares shall vest on the first anniversary of the date of grant, 23,400,072 shares shall vest on the second anniversary of the date of grant and 23,400,072 shares shall vest on the third anniversary of the date of grant.  The shares are to be valued at the fair market value of our most recent share issuance and will be recognized as compensation expense over the vesting period.  Compensation expense, in the amount of $3,886,682 is to be recognized over the vesting period.

On July 20, 2012, Mr. Bhansali purchased 1,000,000 shares of common stock at the purchase price of $0.0001 per share.  The Company is to recognize compensation expense, in the amount of $55,365, for the difference in the fair market value of shares (based on the weighted average of shares transacted on May 29, 2012, the last trades with independent third parties) and the cash price paid.

Management has evaluated subsequent events through August 14, 2012, the date the financial statements were available to be issued.  Management is not aware of any significant events that occurred subsequent to the balance sheet date that would have a material effect on the financial statements thereby requiring adjustment or disclosure.

ICARUS WIND ENERGY, INC.

9,441,955 Shares

Common Stock
PROSPECTUS

          , 2012

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuances and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered. None of the following expenses are payable by the selling stockholders. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$108.20
Legal fees and expenses	$25,000.00
Accounting fees and expenses	$2,500.00
Miscellaneous	$0
TOTAL	$27,608.20

Item 14.  Indemnification of Directors and Officers.

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.  Recent Sales of Unregistered Securities.

On April 13, 2010 we issued an aggregate of 9,245,455 shares of common stock to founders in exchange for total cash in the amount of $10,220.  9,200,000 shares of common stock were sold at the purchase price of $0.0011 per share and 45,455 shares of common stock were sold at the purchase price of $0.0022.

On April 21, 2010, we sold 10,000 shares of common stock to investors at the purchase price of $0.05 per share for total proceeds of $500.

Throughout 2011, we sold 63,000 shares of common stock to investors (including 1,000 shares to Mr. Uribe, our former sole officer and director) at the purchase price of $0.05 per share for total proceeds of $3,150.

In 2012, we sold 110,000 shares of common stock to investors at the purchase price of $0.05 per share for total proceeds of $5,500 and 13,500 shares of common stock to investors at the purchase price of $0.10 per share for total proceeds of $1,350.

On June 4, 2012, we issued an aggregate of 14,162,933 shares of common stock to Mohit Bhansali, our sole officer and director.  100 shares vested immediately on the date of grant, 4,720,944 shall vest on the first anniversary of the date of grant, 4,720,945 shall vest on the second anniversary of the date of grant and 4,720,945 shall vest on the third anniversary of the date of grant.

On July 20, 2012, we issued an aggregate of 70,200,316 shares to Mr. Bhansali.  100 shares vested immediately on the date of grant and 23,400,072 shares shall vest on the first anniversary of the date of grant, 23,400,072 shares shall vest on the second anniversary of the date of grant and 23,400,072 shares shall vest on the third anniversary of the date of grant.

On July 20, 2012, we sold Mr. Bhansali 1,000,000 shares of common stock at the purchase price of $0.0001 per share.

The issuances described above were deemed to be exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof, as a transaction by an issuer not involving a public offering.

Item 16.  Exhibits and Financial Statement Schedules.

(a)           Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated by reference herein.

(b)           Financial Statement Schedules.

All financial statement schedules have been omitted, since the required information is not applicable or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements and notes thereto.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

 (i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

 (ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

 (iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 16th day of August, 2012.

ICARUS WIND ENERGY, INC. (Registrant)

By:	/s/ Mohit Bhansali
	Name:	Mohit Bhansali
	Title:	President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Mohit Bhansali	Chief Executive Officer and Director	August 16, 2012
Mohit Bhansali

EXHIBIT INDEX

Exhibit No.	Exhibit Description
3.1	Articles of Incorporation
3.2	Amended and Restated Articles of Incorporation
3.3	Bylaws
5.1*	Opinion of ___________________________
10.1	Form of Subscription Agreement.
10.2	Agreement of Sale by and among Icarus Wind Energy, Inc., Clear Skies Solar, Inc. and Clear Skies Financial Corp., dated December 9, 2011
10.3**	Restricted Stock Agreement by and between Icarus Wind Energy, Inc. and Mohit Bhansali, dated June 4, 2012
10.4**	Restricted Stock Agreement by and between Icarus Wind Energy, Inc. and Mohit Bhansali, dated July 20, 2012
10.5**	Management Equity Subscription Agreement by and between Icarus Wind Energy, Inc. and Mohit Bhansali, dated July 20, 2012
21.1	List of Subsidiaries
23.1	Consent of Peter Messineo, CPA
23.2*	Consent of _______________________ (Included in Exhibit 5.1)

*   To be filed by amendment.
** Management contract or compensatory plan or arrangement.